UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 5, 2019 (November 4, 2019)
Date of Report (date of earliest event reported)

Everi Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7250 S. Tenaya Way, Suite 100, Las Vegas, Nevada, 89113
(Address of principal executive offices)

(800) 833-7110
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	EVRI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Atul Bali to the Board of Directors

Effective November 4, 2019, the Board of Directors (the “Board”) of Everi Holdings Inc. (the “Company”), acting upon the recommendation of the Nominating and Corporate Governance Committee of the Board, acted to expand the Board to 8 members, and then to fill the subsequent vacancy on the Board, appointed Atul Bali as a Class III director to serve for a term expiring at the 2021 annual meeting of stockholders, or until his respective successor is elected or qualified or until his earlier resignation or removal. In addition, the Board appointed Mr. Bali to serve on each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee of the Board and, in connection with his appointment to the Audit Committee, determined that Mr. Bali is an “audit committee financial expert.” The Board also determined that Mr. Bali qualifies as an independent director pursuant to the standards of the New York Stock Exchange, applicable rules of the Securities and Exchange Commission, and the Company’s corporate governance principles.

Mr. Bali will be compensated for his Board service consistent with the compensation arrangements provided to the Board’s other independent, non-management directors. Under the Company’s non-management director compensation program adopted by the Compensation Committee of the Board on March 7, 2018, each independent, non-management director receives an annual grant of restricted stock units valued at $130,000, with the number of units granted determined by dividing $130,000 by the closing price of the Company’s common stock as of the date of grant (to be pro-rated for any partial year of service). The units will vest over three years in equal, annual installments and will be settled on a deferred basis on the earliest to occur of (i) ten years following the date of grant, (ii) a director’s death, (iii) the occurrence of a Change in Control (as defined in the Everi Holdings Inc. 2014 Equity Incentive Plan, as amended), provided the transaction also constitutes a “change in control event” as defined in Treasury Regulation 1.409A- 3(i)(5)(v) or (vii), or, (iv) the date that is six (6) months following a director’s “separation from service” (as defined in the Income Tax Regulations under Code Section 409A). In general, a “separation from service” will occur when a director ceases to serve as a member of the Board for any reason not covered by clauses (ii) and (iii) above, unless the director continues to provide consulting services to the Company. At the time of a deferred settlement, one share of the Company’s common stock will be issued for each vested restricted stock unit. Mr. Bali will also receive an annual fee of $75,000 for serving on the Board and an additional annual fee of $12,500, $10,000 and $9,375 for serving on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, respectively, to which he was appointed (and an additional annual fee if he serves as a chairperson of a standing committee of the Board) (each to be pro-rated for any partial year of service). Mr. Bali will also enter into the Company’s standard form of indemnification agreement for directors, a form of which is filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 filed with the SEC on May 7, 2019.

Mr. Bali, age 48, is a resident of Seattle, Washington. Mr. Bali is currently non-executive Chairman of the Board of Meridian Tech Holdings Ltd., a regulated global emerging markets sports betting and online gaming firm, operating in in Europe, Latin America and Africa, and has held such position since May 2016. Having qualified as a Chartered Accountant with KMPG, Mr. Bali joined GTECH Corporation (now NYSE:IGT) in 1997 and held various executive positions, including President and CEO of GTECH G2, until leaving in 2010. Since then, he has served as CEO of XEN Group from 2010 to 2012 and thereafter in divisional President & CEO roles at Aristocrat Technologies Inc. (ASX:ALL) from 2012 to 2014 and RealNetworks, Inc. (NASDAQ:RNWK) from 2014 to 2015.

In addition, Mr. Bali is an investor in, and advisor to, a range of privately held lottery, gaming and fintech businesses, including Instant Win Gaming Ltd., a provider of mobile instant win games to State Lottery operators; and Gaming Realms PLC (LSE:GMR), where he served on the board of directors from 2014 to 2018 and held the position of Deputy Chairman from 2015 to 2018. He also serves as a Director on the Board of Rainbow Rare Earths Ltd. (LSE: RBW), a mining company focused on production from, and expansion of, the high-grade Gakara Rare Earth Project in Burundi, East Africa.

There were no arrangements or understandings between Mr. Bali and any other persons regarding his appointment to the Board, nor is Mr. Bali party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

On November 5, 2019, the Company issued a press release announcing the appointment of Mr. Bali as a member of the Company’s Board of Directors, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Document

99.1	Press Release dated November 5, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERI HOLDINGS INC.

Date: November 5, 2019	By:	/s/ Todd A. Valli
Todd A. Valli, Senior Vice President, Corporate Finance and Chief Accounting Officer